                                                            EXHIBIT 11.1


                                                             ACCOM, INC.

                                           STATEMENT RE COMPUTATION OF NET LOSS PER SHARE

                                                  (In thousands, except share data)


                                                                          Three months ended                  Nine months ended
                                                                      ---------------------------        ---------------------------
                                                                      June 30,          June 30,         June 30,          June 30,
                                                                        1996              1995             1996              1995
                                                                        ----              ----             ----              ----
Primary and fully diluted:

Net income (loss)                                                      $  (876)          $     1          $  (921)          $(1,835)
                                                                       =======           =======          =======           =======


Shares used in Computation of Net Loss
  Per Share (1)
    Weighted average shares of common stock
      outstanding                                                        6,453             2,364            6,431             2,353
    Shares related to Staff Accounting
      Bulletins Nos. 55, 64, and 83
        Preferred stock                                                   --               2,082             --                 603
        Stock options                                                     --                 220             --                --
                                                                       -------           -------          -------           -------
    Shares used in net loss per share
      computation                                                        6,453             4,666            6,431             2,956
                                                                       =======           =======          =======           =======

Net income (loss) per share                                            $ (0.14)          $  0.00          $ (0.14)          $ (0.62)
                                                                       =======           =======          =======           =======



(1)      Conversion   equivalent  shares  from  stock  options  and  convertible preferred stock are excluded from the computations as their effect is anti-dilutive.



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